                                                                  Exhibit 4(iii)

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Endorsement


As of the Date of Issue of this Contract, this Endorsement is added to the Contract.


The following changes are made to the Net Investment Factor provision of the Contract Value Section:

     . (c) is equal to .0000383562 times the number of days in that Valuation Period.

     "The daily deduction of .0000383562 is equal to .014 on an annual basis. The deduction of .014 on an annual basis consists of: .0075 for mortality risk assumptions; and .0055 for expense risk assumptions; and .001 for an administrative asset charge."

is substituted for

     . (c) is equal to .0000369863 times the number of days in that Valuation Period.

     "The daily deduction of .0000369863 is equal to .0135 on an annual basis. The deduction of .0135 on an annual basis consists of: .007 for mortality risk assumptions; and .0055 for expense risk assumptions; and .001 for an administrative asset charge."

The following changes are made to the Death Proceeds provision in the Payment of Benefits Section:

     "Also, after the Date of Issue, at the beginning of each Minimum Guaranteed Death Benefit Recalculation Date shown in Section 1, the Minimum Guaranteed Death Benefit will be recalculated, except as noted below. On each of these days the Minimum Guaranteed Death Benefit is equal to the greater of: the Minimum Guaranteed Death Benefit before the recalculation; and the Contract Value on the date of recalculation. If the Owner is not a person, the Minimum Guaranteed Death Benefit will be recalculated until the Annuitant is age 76. If the Contract is jointly owned, and both Owners are living, the Minimum Guaranteed Death Benefit will be recalculated until an Owner is age 71. Otherwise, it will be recalculated until the Owner is age 76."

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is substituted for

     "Also, on the seventh anniversary and every seventh year anniversary thereafter, except as noted below, the Minimum Guaranteed Death Benefit will be recalculated. On each of these days the Minimum Guaranteed Death Benefit is equal to the greater of: the Minimum Guaranteed Death Benefit before the recalculation; and the Contract Value on the date of recalculation. If the Owner is not a person, the Minimum Guaranteed Death Benefit will be recalculated until the Annuitant is age 76. If the Contract is jointly owned, and both Owners are living, the Minimum Guaranteed Death Benefit will be recalculated until an Owner is age 71. Otherwise, it will be recalculated until the Owner is age 76."


New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

      ABCD                             ABCD
   President                        Secretary

                                                                       VE-18-98


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Endorsement


As of the date of the Loan Application for this Contract, the following changes are made to the Contract.

The following provision is added to the Contract:

Contract Loans


Contract Loans

After the Right to Return the Contract period and before the Maturity Date, unless the Contract is in force under a Payment Option or is continued under the Continuation provision, you can borrow all or part of the Loan Value of the Contract by written request to the Company. Contract Loans are made on the sole security of the Contract. The amount you can borrow at any time is equal to the Loan Value less any Contract Loan Balance at that time. Contract Loans will reduce the Contract's share of the sub-accounts and of the Fixed Account proportionately, unless you request otherwise. For each Contract Loan from the Fixed Account, the Contract's share of the Fixed Account will be reduced by the amounts (plus the interest credited to those amounts) most recently applied to the Fixed Account. Assets equal to the amount of the Loan:

 .    Will be transferred to a Loan Collateral Account and held in the general investment account of the Company; and

 .    Will earn interest at the effective rate of 4 1/2% per year.

The Contract Loan provision is not intended to satisfy the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) relating to Plan Participant Loans. It is the responsibility of the Plan Trustee of ERISA plans to satisfy those requirements.

Each year on the contract anniversary and on the date the Contract Loan is repaid in full, this interest will be credited to the sub-accounts and to the Fixed Account in the same proportion as net purchase payments are being allocated to the sub-accounts and to the Fixed Account.

Contract Loans, whether or not repaid, can have a permanent effect on Contract Values and Death Proceeds.


VE-18-98                                       (continued)

                                                                  VE-18-98


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Loan Value

The Loan Value of the Contract is the amount which, with loan interest, will equal 90% of the Contract Value projected to the next loan interest due date, with interest at a rate equivalent to 4 1/2% per year.

Interest on Loans; Contract Loan Balance

Contract Loans accrue interest daily at the rate of 6 1/2% per year. The Contract Loan Balance at any time means Contract Loans outstanding plus loan interest accrued to date. Loan interest is due each year on the contract anniversary. Loan interest not paid when due will reduce the Contract's share of the sub-accounts and of the Fixed Account proportionately.

Repayment of Loans

Contract Loans may be repaid to the Company at any time in whole or in part. Loan repayments will be allocated in the same proportion as the Contract Loan reduced the Contract's share of the sub-accounts and of the Fixed Account, unless the Company consents to a different allocation. Any amount paid in excess of the monthly scheduled payment will be allocated in the same proportion as the Contract Loan reduced the Contract's share of the sub-accounts and of the Fixed Account, except that the portion which would have been allocated to the Fixed Account will be allocated to the Money Market sub-account if:

 .    Payments to the Fixed Account are being restricted by the Company; or

 .    The payment is received by the Company within 180 days from the date of any transfer out of or any loan made from the Fixed Account.

The rate of interest for each loan repayment applied to the Fixed Account will equal at least the lesser of: the rate the borrowed money was receiving at the time the loan was made from the Fixed Account; and the rate set by the Company in advance for the date of repayment.

A Contract Loan is a charge against the Contract. Any Contract Loan Balance will be deducted from the payment of the proceeds of the Contract.

VE-18-98                                                             (continued)

                                                                  VE-18-98


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If the Contract Loan Balance at any time exceeds the Contract Value of the
Contract, the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 31 days after mailing of the notice, the Contract will be canceled.

The following provision is added to the Contract section:

Postponement of Contract Loans From the Fixed Account

The Company can postpone the making of any Contract Loan from the Fixed Account for six months from the date you apply.

The following is substituted for the first paragraph of the Contract Value provision of the Contract Value section:

On or before the Maturity Date and while the Contract is in force other than under a Payment Option, the Contract Value is equal to: the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value(s); plus the Contract's Value in the Fixed Account; plus any amount held for the Contract in a Loan Collateral Account.

The following is substituted for the last sentence of the Annual Fees provision of the Contract Value section:

The fee will not be charged against the Fixed Account or the Loan Collateral Account.

The following is substituted for the Surrender of the Contract provision of the Contract Value section:

VE-18-98                                                             (continued)
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                                                                        VE-18-98


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Surrender of the Contract

While the Contract is in force other than under a Payment Option, you can surrender the Contract at any time prior to the Maturity Date, by notice to the Company in writing. Upon surrender, the Contract will terminate. The Surrender Proceeds will be equal to: the Contract Value as of the Surrender Date; less any Administration Fee; less any Contingent Deferred Sales Charge; less any State Premium Tax Charge; and less any Contract Loan Balance. Unless a later date is specified in the request, (see Payment of Benefits, Section 8) the Surrender Date is the date on which the Company receives at its Home Office:

 .    Written request in proper form for surrender and payment in one sum; or

 .    Written request in proper form for surrender and payment under one of the
     Payment Options.

You can also make a partial surrender, but the consent of the Company will be required: if the amount of the partial surrender is less than the Company's published minimum; or if the Contract Loan Balance would exceed the Loan Value of the Contract; or if the remaining Contract Value outside of the Loan Collateral Account would be less than the greater of: 10% of the remaining Contract Value; and the Company's published minimum. A partial surrender will reduce the Contract's share of the sub-accounts and the Fixed Account proportionately, unless you request otherwise. A partial surrender will reduce the Minimum Guaranteed Death Benefit (see Section 8) proportionately to the reduction in the Contract Value.

The following is substituted for the first paragraph of the Maturity Proceeds provision of the Payment of Benefits section:

The Maturity Proceeds will be equal to: the Contract Value on the Maturity Date; less any Administration Fee; less any State Premium Tax Charge; and less any Contract Loan Balance.



VE-18-98                                               (continued)
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                                                                      VE-18-98


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The following sentence is added to the Death Proceeds provision of the Payment of Benefits section:

The Death Proceeds will be reduced by the amount of any Contract Loan Balance.

The following sentence is added to Spousal Continuation in the Continuation provision of the Payment of Benefits section:

The Contract Value to be continued under the Spousal Continuation will be reduced by any Contract Loan Balance.

New England Life Insurance Company
501 Boylston Street, Boston, Massachusetts

   ABCD                             ABCD
   President                        Secretary





VE-18-98

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Endorsement                        501 Boylston Street, Boston, Massachusetts


As of the Endorsement Date of this Policy or Contract the following changes are made:

 .    References to the name of the Company are changed from New England Variable
     Life Insurance Company to New England Life Insurance Company, which is a Massachusetts corporation.

 .    References to Administrative Office are changed to Home Office.

 .    If this Policy provides for variable life insurance, any change in investment policy of the Account will require approval of the Insurance Commissioner of the Commonwealth of Massachusetts.

 .    If this Policy or Contract was issued on the Endorsement Date, references to New England Mutual Life Insurance Company are changed to New England Life Insurance Company.

 .    If there is no New England Life Insurance Company fixed benefit policy available for an exchange under any exchange of policy provision or if there is no New England Life Insurance Company ordinary life policy available under the suicide provision of any variable joint life policy, the new policy will be issued by Metropolitan Life Insurance Company.

 .    If this Policy or Contract was issued prior to the Endorsement Date, references to New England Mutual Life Insurance Company are changed to Metropolitan Life Insurance Company.


New England Life Insurance Company

NEL-409-96


[SIGNATURE APPEARS HERE]            [SIGNATURE APPEARS HERE]
   President                            Secretary

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Endorsement Date:  August 30, 1996.